Exhibit 99.1
AMERICAN COMMERCIAL LINES INC.
Contact: David T. Parker
Vice President, Investor Relations and Corporate Communications
(800) 842-5491
FOR IMMEDIATE RELEASE
American Commercial Lines Announces Private Placement of Senior Secured Second Lien Notes
JEFFERSONVILLE, Ind., June 24, 2009/PRNewswire-FirstCall/ — Commercial Barge Line Company, a direct wholly owned subsidiary of American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL”), announced today that it intends to offer $200 million aggregate principal amount of senior secured second lien notes due in 2017 in a private placement. The notes will be guaranteed by ACL and by certain of ACL’s existing and future domestic subsidiaries. Net proceeds from the offering, together with borrowings under a proposed new four year $350 million senior secured first lien asset-based revolving credit facility, will be used to repay ACL’s existing credit facility, to pay certain related transaction costs and expenses and for general corporate purposes.
The notes will be offered in the United States to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, and outside the United States in compliance with Regulation S. These notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is being issued pursuant to Rule 135c and shall not constitute an offer to sell or a solicitation of an offer to buy the securities.
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect ACL’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurances can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Information about the risks and uncertainties that may affect ACL are set forth in ACL’s reports, including its Form 10-K dated March 11, 2009, and other forms filed by ACL with the Securities and Exchange Commission.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1.2 billion in revenues and approximately 3,400 employees as of December 31, 2008. For more information about American Commercial Lines Inc. visit www.aclines.com.